                          KORET, INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

            November 30, 1997, December 1, 1996 and December 3, 1995
                  (With Independent Auditors' Report Thereon)

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Koret, Inc.:

  We have audited the accompanying consolidated balance sheets of Koret, Inc. and subsidiaries as of November 30, 1997 and December 1, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended November 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Koret, Inc. and subsidiaries as of November 30, 1997 and December 1, 1996, and the results of their operations and their cash flows for each of the years in the three year period ended November 30, 1997 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

February 11, 1998

                          KORET, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     November 30, 1997 and December 1, 1996
                      (in thousands except share amounts)

                            ASSETS                               1997     1996
                            ------                              -------  ------
Current assets:
  Cash and cash equivalents...................................  $ 1,916   2,321
  Due from factors and trade accounts receivable, net (note
   3).........................................................    3,228  15,669
  Inventories (note 4)........................................   57,712  40,907
  Deferred income taxes (note 6)..............................    4,704   2,696
  Other current assets........................................    2,809   2,597
                                                                -------  ------
    Total current assets......................................   70,369  64,190
Property, plant and equipment, net (note 5)...................    8,805   9,549
Deferred income taxes (note 6)................................    1,825   2,740
Intangible assets and excess of purchase price over fair value of assets acquired, less accumulated amortization of $5,958
 and $4,818 in 1997 and 1996, respectively....................   11,397  12,437
Other assets..................................................      136     187
                                                                -------  ------
    Total assets..............................................   92,532  89,103
                                                                =======  ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
Current liabilities:
  Bank overdraft..............................................    5,334   4,371
  Current maturities of long-term debt (note 7)...............    3,948  12,960
  Accounts payable............................................   16,074  14,398
  Accrued liabilities.........................................    3,252   3,077
  Accrued salaries, wages and employee benefits...............    3,798   2,381
  Income taxes payable (note 6)...............................    1,401     --
                                                                -------  ------
    Total current liabilities.................................   33,807  37,187
Long-term debt (note 7).......................................   13,313   9,460
Other non-current liabilities and deferred credits (notes 5, 9
 and 13)......................................................    3,472   2,822
                                                                -------  ------
    Total liabilities.........................................   50,592  49,469
                                                                -------  ------
Stockholders' equity (notes 9 and 14):
  Class A common stock, $.01 par value. Authorized 20,000,000 shares; 4,835,254 and 4,579,416 shares issued and
   outstanding in 1997 and 1996, respectively.................       48      46
  Class C special common stock, $1.00 par value. Authorized
   3,200,000 shares; 3,091,190 shares issued and outstanding..    3,091   3,091
  Additional paid-in capital..................................   21,042  20,788
  Retained earnings...........................................   18,461  16,154
  Foreign currency translation adjustment.....................     (702)   (445)
                                                                -------  ------
    Total stockholders' equity................................   41,940  39,634
Commitments and contingencies (notes 3, 9, 11, 13 and 14).....
                                                                -------  ------
    Total liabilities and stockholders' equity................  $92,532  89,103
                                                                =======  ======

          See accompanying notes to consolidated financial statements.

                          KORET, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

          November 30, 1997 and December 1, 1996 and December 3, 1995
                                 (in thousands)

                                                     1997     1996     1995
                                                   --------  -------  -------
Net sales......................................... $295,372  259,403  275,576
Cost of sales.....................................  219,898  196,139  206,453
                                                   --------  -------  -------
    Gross margin..................................   75,474   63,264   69,123
Selling, general and administrative expenses......   62,928   58,481   56,762
Amortization of intangible assets and excess of
 purchase price over fair value of assets
 acquired.........................................    1,385    1,044      712
                                                   --------  -------  -------
    Operating income..............................   11,161    3,739   11,649
Interest expense, net.............................   (5,895)  (5,457)  (6,365)
Other expense, net................................     (309)    (146)     102
                                                   --------  -------  -------
    Income (loss) before income taxes.............    4,957   (1,864)   5,386
Provision (benefit) for income taxes (note 6).....    2,650     (304)   1,741
                                                   --------  -------  -------
    Net income (loss)............................. $  2,307   (1,560)   3,645
                                                   ========  =======  =======


          See accompanying notes to consolidated financial statements.

                          KORET, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

      Years ended November 30, 1997, December 1, 1996 and December 3, 1995
                                 (in thousands)

                                           Class C
                             Class A       special                          Foreign
                          common stock  common stock  Additional           currency       Total
                          ------------- -------------  paid-in   Retained translation stockholders'
                          Shares Amount Shares Amount  capital   earnings adjustment     equity
                          ------ ------ ------ ------ ---------- -------- ----------- -------------
Balances at November 27,
 1994...................  4,507   $45   3,091  $3,091   20,276    14,069     (386)       37,095
Net income..............    --    --      --      --       --      3,645      --          3,645
Issuance of common
 stock:
 Shares issued for
  acquisition (note 8)..     59     1     --      --       499       --       --            500
 Exercise of stock
  options (note 14).....     13   --      --      --        13       --       --             13
Translation adjustment..    --    --      --      --       --        --       144           144
                          -----   ---   -----  ------   ------    ------     ----        ------
Balances at December 31,
 1995...................  4,579    46   3,091   3,091   20,788    17,714     (242)       41,397
Net loss................    --    --      --      --       --     (1,560)     --         (1,560)
Translation adjustment..    --    --      --      --       --        --      (203)         (203)
                          -----   ---   -----  ------   ------    ------     ----        ------
Balances at December 1,
 1996...................  4,579    46   3,091   3,091   20,788    16,154     (445)       39,634
Net income..............    --    --      --      --       --      2,307      --          2,307
Translation adjustment..    --    --      --      --       --        --      (257)         (257)
Exercise of warrants
 (note 14)..............    256     2     --      --       254       --       --            256
                          -----   ---   -----  ------   ------    ------     ----        ------
Balances at November 30,
 1997...................  4,835   $48   3,091  $3,091   21,042    18,461     (702)       41,940
                          =====   ===   =====  ======   ======    ======     ====        ======

                         KORET, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOW

     Years ended November 30, 1997, December 1, 1996 and December 3, 1995
                                (in thousands)

                                                      1997     1996     1995
                                                     -------  -------  -------
Cash flows from operating activities:
 Net income (loss).................................  $ 2,307   (1,560)   3,645
 Adjustments to reconcile net income (loss) to net
  cash (used in) provided by operating activities:
   Depreciation and amortization...................    3,880    3,747    3,093
   Amortization of discount on subordinated note...      358      195      195
   Net loss (gain) on disposal of equipment........       20      (42)      (4)
   Deferred rent...................................      (86)    (127)    (164)
   Deferred gain...................................     (144)    (128)     --
   Deferred income taxes...........................   (1,093)  (1,871)    (470)
   Changes in operating assets and liabilities:
     Receivables transferred to factors/trade
      accounts receivable, net.....................  (32,268)  20,359   (4,897)
     Inventories...................................  (16,805)   1,850    5,006
     Other current assets..........................     (161)     502     (897)
     Income taxes refundable.......................      --       261    2,252
     Income taxes payable..........................    1,401      --       --
     Accounts payable..............................    1,676      612   (2,790)
     Accrued liabilities...........................    1,592     (990)   1,564
     Other liabilities.............................      880      --       --
                                                     -------  -------  -------
      Net cash (used in) provided by operating
       activities..................................  (38,443)  22,808    6,533
                                                     -------  -------  -------
Cash flows from investing activities:
 Proceeds from sale of property, plant and
  equipment........................................       27    3,772    5,886
 Capital expenditures..............................   (1,725)  (1,769)  (1,984)
 Purchase of Campaign, net of cash acquired........      --       --    (3,622)
 Purchase of Mr. Jax, net of cash acquired.........      --       --    (6,634)
 Acquisition costs capitalized.....................      --       --    (1,078)
                                                     -------  -------  -------
      Net cash (used in) provided by investing
       activities..................................   (1,698)   2,003   (7,432)
                                                     -------  -------  -------
Cash flows from financing activities:
 Net advances (repayments) under factoring and line
  of credit agreements.............................   44,709  (15,719)   1,753
 Principal payments on long-term debt and capital
  lease obligations................................  (14,745) (15,415) (13,603)
 Borrowings under long-term debt agreement.........    8,830      --    13,745
 Change in bank overdraft..........................      963    1,185    1,252
 Proceeds from exercise of warrants................      256      --       --
 Debt issuance costs...............................     (100)     --       --
 Exercise of stock options for Class A common
  stock............................................      --       --        13
                                                     -------  -------  -------
      Net cash provided by (used in) financing
       activities..................................   39,913  (29,949)   3,160
                                                     -------  -------  -------
Effect of exchange rate on changes in cash.........     (177)    (175)     144
                                                     -------  -------  -------
      Net decrease in cash and cash equivalents....     (405)  (5,313)   2,405
Cash and cash equivalents at beginning of year.....    2,321    7,634    5,229
                                                     -------  -------  -------
Cash and cash equivalents at end of year...........  $ 1,916    2,321    7,634
                                                     =======  =======  =======
Supplemental disclosures of cash flow information:
 Net cash paid during the period for:
   Interest........................................  $ 5,742    5,338    6,139
                                                     =======  =======  =======
   Income taxes....................................  $ 2,609    1,306      636
                                                     =======  =======  =======

Supplemental disclosures of noncash investing and financing activities:

  In December 1996, a capital lease obligation of $398,000 was incurred when the Company entered into a lease for new equipment.

  In 1995, the Company, in connection with business, acquisitions, issued 58,824 shares of Class A common stock with a fair value of approximately $500,000, issued promissory notes payable of $8,000,000 and assumed approximately $6,523,000 of debt obligations (note 8).

         See accompanying notes to consolidated financial statements.

                         KORET, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

           November 30, 1997, December 1, 1996 and December 3, 1995

(1) Summary of Significant Accounting Policies

 (a) Principles of Consolidation

  The consolidated financial statements include the accounts of Koret, Inc. ("the Company") and its wholly owned subsidiaries, Koret of California, Inc.; Counterparts Sportwear, Inc.; New Campaign, Inc. ("Campaign"); MJF Imports; and West Coast Apparel, Inc. (note 2) (hereinafter collectively referred to as "Koret"). All materials intercompany transactions and accounts have been eliminated.

 (b) Fiscal Year

  Koret's fiscal year is the 52- or 53-week period ending the Sunday nearest to November 30.

 (c) Cash, Cash Equivalents and Bank Overdrafts

  Cash equivalents include highly liquid investments with maturities of less than three months at the time of purchase.

  Koret's central cash management system is designed to maintain minimal balances at the bank. Koret's policy is to classify checks issued but not presented to the bank as bank overdrafts.

 (d) Inventory Valuation

  Inventories are recorded at the lower of standard costs (which approximate average cost) or market (net realizable value). Inventory cost includes raw materials, direct labor and manufacturing overhead costs.

 (e) Property, Plant and Equipment

  Property, plant and equipment are carried at cost. Depreciation, including amortization of capitalized leases, is computed using the straight-line method over the estimated useful lives of the related assets as follows:

      Buildings................................. 20-25 years
      Leasehold improvements and leasehold       Shorter of the lease term or
       equipment................................  the useful life of the asset
      Machinery and equipment................... 3-7 years

  When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized in income for the period. The cost of maintenance and repairs is charged to income as incurred; significant renewals and betterments are capitalized.

 (f) Income Taxes

  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                         KORET, INC. AND SUBSIDIARIES

           November 30, 1997, December 1, 1996 and December 3, 1995


 (g) Foreign Currency Translation Adjustment

  The balance sheet accounts of West Coast Apparel, Inc. (formerly Koret of Canada, Inc. and Mr. Jax Fashions, Inc.) are translated using the exchange rate in effect at the balance sheet date and using the Canadian dollar as the functional currency. Results of operations are translated using the average exchange rate prevailing throughout the period. Unrealized exchange rate gains and losses resulting from translating foreign currency assets and liabilities into U.S. dollars are accumulated as a foreign currency translation adjustment in stockholders' equity.

 (h) Amortization of Intangible Assets and Excess of Purchase Price over Fair Value of Assets Acquired

  Amortization is calculated on a straight-line basis over the following periods:

      Intangible assets:
        Trained work force....................................        10 years
        Trade name............................................        40 years
        Organization costs....................................   5 to 40 years
        Debt issuance costs...................................         5 years
      Excess of purchase price over fair value of assets
       acquired............................................... 20 and 30 years

  The Company continually evaluates the recoverability of goodwill as well as other intangible assets by assessing whether the amortization of the balance over the remaining life can be recovered through expected and undiscounted future results. As part of this review, the Company takes into consideration any events and circumstances which might have diminished the fair values.

 (i) Postretirement Benefits

  The cost of postretirement benefits other than pensions are recognized in the financial statements. Koret has no ongoing postretirement benefit plan covering active employees; therefore, the entire accumulated postretirement benefit obligation relates to retirees.

 (j) Foreign Exchange Forward Contracts

  Koret enters into foreign exchange forward option contracts to manage exposure to currency rate fluctuations. At the time of recording, these exchange agreements qualify for accounting as designated hedges. The realized and unrealized gains and losses on these contracts are deferred and included as a component of the related transaction. Koret does not engage in speculation.

 (k) Accounting for Stock Options

  Prior to December 2, 1996, the Company accounted for its stock options in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded only if the current market price of the underlying stock exceeded the exercise price on the date of grant. On December 2, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period for the fair value of all stock-based awards on the date of the grant, Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants made in fiscal 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions required by SFAS No. 123.

                         KORET, INC. AND SUBSIDIARIES

           November 30, 1997, December 1, 1996 and December 3, 1995


 (l) Use of Estimates

  Koret's management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, and revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual amounts may ultimately differ from those estimates.

 (m) Reclassifications

  Certain 1996 and 1995 amounts not affecting net income have been reclassified to conform to the 1997 consolidated financial statement presentation.

(2) Origination

  The Company, through its subsidiaries, is engaged in the design, manufacture and wholesale of quality women's apparel and leather accessories.Koret also operates several retail outlet stores.The Company distributes products throughout the United States and Canada.

  On December 4, 1995, two of the Company's subsidiaries located in Canada (Mr. Jax Fashions, Inc. and Koret Canada, Inc.) amalgamated into one company, West Coast Apparel, Inc. An amalgamation, under Canadian law, is similar to a merger, but results in the formation of a new company. The amalgamated company retains all the characteristics of the predecessor companies such as ownership of assets, obligations to creditors and tax bases.

(3) Due from Factors and Trade Accounts Receivable, Net

  The Company's subsidiaries have each entered into factoring agreements, whereby substantially all accounts receivable are transferred to the factor on a nonrecourse basis, subject to credit approvals from the factor. These transfers are accounted for as sales as the Company's subsidiaries have surrendered control of these receivables in exchange for other consideration.

  In connection with the debt restructuring (note 7), the factoring commission charged on the gross receivables assigned to the factor was changed from 0.55% to 0.50% during 1997. Additionally, the method of applying credit for the collection of accounts receivable was modified from an average maturity date method to an actual collection method. The Company is permitted to receive, at the factors' discretion, advances on the uncollected receivables. Interest is charged on such advances at the prime rate plus 0.25% per annum on LIBOR plus 1.5% per annum. In order to minimize interest expense, advances are requested as and when needed to meet immediate working capital requirements.

  Due from factors and trade accounts receivable consist of the following (in thousands):

                                                               1997     1996
                                                             --------  ------
      Receivables transferred to factors.................... $ 58,437  26,477
      Advances from factors.................................  (52,710) (8,001)
                                                             --------  ------
        Due from factors....................................    5,727  18,476
      Trade accounts receivable.............................      914     492
      Allowances for discounts, returns and doubtful
       accounts.............................................   (3,413) (3,299)
                                                             --------  ------
                                                             $  3,228  15,669
                                                             ========  ======

                         KORET, INC. AND SUBSIDIARIES

           November 30, 1997, December 1, 1996 and December 3, 1995


(4) Inventories

  The components of inventories are as follows (in thousands):

                                                                   1997    1996
                                                                  ------- ------
      Raw materials.............................................. $ 5,332  7,358
      Work in process............................................  12,201  8,733
      Finished goods.............................................  40,179 24,816
                                                                  ------- ------
                                                                  $57,712 40,907
                                                                  ======= ======

(5) Property, Plant and Equipment, Net

  Property, plant and equipment, net consist of the following (in thousands):

                                                               1997     1996
                                                              -------  -------
      Land................................................... $ 2,810    2,823
      Buildings and leasehold improvements...................   8,657    8,301
      Machinery and equipment, including equipment under
       capital leases of $1,387 and $988 in 1997 and 1996,
       respectively..........................................  14,284   12,914
                                                              -------  -------
                                                               25,751   24,038
      Accumulated depreciation, including accumulated
       amortization of property and equipment under capital
       leases of $1,080 and $903 in 1997 and 1996,
       respectively.......................................... (16,946) (14,489)
                                                              -------  -------
                                                              $ 8,805    9,549
                                                              =======  =======

  In June 1996, Koret sold its manufacturing facility in Napa, California, for an amount, net of expenses, totaling approximately $3,659,000 and entered into an agreement to lease back the facility. The gain of approximately $2,164,000 resulting from this sale was deferred and is being recognized over the 15-year term of the lease. The remaining unamortized gain at November 30, 1997 and December 1, 1996 was $1,950,000 and $2,094,000, respectively, which are included in other non-current liabilities in the accompanying consolidated balance sheets.

(6) Income Taxes

  Koret's operations are conducted in the United States and Canada. The provision (benefit) for domestic and foreign income taxes attributable to income (loss) from continuing operations for the years ended November 30, 1997, December 1, 1996 and December 3, 1995 are as follows (in thousands):

                                                           1997    1996   1995
                                                          ------  ------  -----
      Current:
        Federal.......................................... $2,990   1,469  1,935
        State............................................    744     276    352
        Foreign..........................................      9    (178)   (76)
                                                          ------  ------  -----
          Current income tax expense.....................  3,743   1,567  2,211
                                                          ------  ------  -----
      Deferred:
        Federal..........................................   (795) (1,360)  (690)
        State............................................   (298)   (532)   221
        Foreign..........................................    --       21     (1)
                                                          ------  ------  -----
          Deferred income tax benefit.................... (1,093) (1,871)  (470)
                                                          ------  ------  -----
      Provision (benefit) for income taxes............... $2,650    (304) 1,741
                                                          ======  ======  =====

                         KORET, INC. AND SUBSIDIARIES

           November 30, 1997, December 1, 1996 and December 3, 1995


  Koret's provision (benefit) for income taxes differs from the expected provision (benefit), computed by applying the statutory U.S. federal tax rate to earnings before taxes. This difference is due to the change in the valuation allowance resulting primarily from losses from a foreign subsidiary; permanent differences not deductible for tax purposes, but taken into account for financial statement purposes; and the inclusion of state taxes.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consist of the following (in thousands):

                                                                1997    1996
                                                               ------  ------
      Deferred tax assets:
        Allowance for doubtful accounts.......................    --      124
        Inventory reserves and capitalization.................  2,502   2,378
        Other reserves and accruals...........................  1,089     404
        Plant and equipment depreciation and basis
         differences..........................................  2,768   2,376
        Deferred gain.........................................    786     844
        Foreign net operating losses..........................  2,799   2,236
        Other.................................................     87     150
                                                               ------  ------
          Total gross deferred tax assets..................... 10,031   8,512
          Less valuation allowance............................ (3,429) (2,936)
                                                               ------  ------
          Net deferred tax assets.............................  6,602   5,576
      Other deferred liabilities..............................    (73)   (140)
                                                               ------  ------
          Net deferred tax asset.............................. $6,529   5,436
                                                               ======  ======

  The net change in the total valuation allowance for the years ended November 30, 1997, December 1, 1996 and December 3, 1995 was an increase of approximately $493,000, and decreases of approximately $1,322,000 and $219,000, respectively. Management considers it more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets.

  At November 30, 1997, the foreign subsidiaries of the Company had unrepatriated foreign earnings of approximately $9,400,000 including $12,300,000 previously taxed under Section 956 of the Internal Revenue Code. Company management intends to reinvest these remaining untaxed earnings indefinitely.

  In connection with the acquisition of Mr. Jax, the Company has certain net operating loss carryforwards for tax purposes, the utilization of which is subject to the restrictions under Canadian tax change of control rules. The Company had foreign net operating losses during 1995, 1996 and 1997 which begin expiring in 2002. No benefits for these net operating loss carryforwards have been recognized in the accompanying consolidated financial statements.

                         KORET, INC. AND SUBSIDIARIES

           November 30, 1997, December 1, 1996 and December 3, 1995


(7) Long-Term Debt

  Long-term debt consists of the following:

                                                               1997     1996
                                                              -------  -------
                                                              (in thousands)
      Term notes, payable in monthly principal installments
       of $300,710 through June 1, 2002. Interest is payable
       monthly at prime plus 0.75% per annum or LIBOR plus
       2.0% per annum. The prime lending rate as of November
       30, 1997 was 8.50% per annum. Secured by
       substantially all assets.............................  $16,239   15,693
      Subordinated note, interest at 12% per annum, payable
       semi-annually. Unsecured.............................      --     5,000
      Obligations under capital leases (note 9).............      297      910
      Notes payable in quarterly installments of $50,000
       commencing May 31, 1995 through February 29, 2000,
       plus interest at 5.0% per annum. Unsecured...........      450      650
      Note payable plus accrued interest in three
       installments of $250,000 on June 30, 1997 and
       $275,000 in 2002 and $350,000 by August 15, 2002.
       Interest accrues at 9.0% per annum. Unsecured........      275      525
                                                              -------  -------
                                                               17,261   22,778
      Less unamortized discount on subordinated note........      --      (358)
                                                              -------  -------
                                                               17,261   22,420
      Less current maturities of long-term debt.............   (3,948) (12,960)
                                                              -------  -------
                                                              $13,313    9,460
                                                              =======  =======

  The aggregate maturities of all long-term debt, including capital leases, are as follows (in thousands):

             Fiscal year ending:
               1998........................... $ 3,948
               1999...........................   3,967
               2000...........................   3,659
               2001...........................   3,884
               2002...........................   1,803
                                               -------
                                               $17,261
                                               =======

  In 1992, the Company issued warrants (note 14) to purchase a number of shares of the Company's Class B non-voting common stock to the issuers of $15,000,000 in subordinated notes. As of June 30, 1992, the warrants' fair market value were determined to be $3,366,606. Accordingly, a discount was established with an offsetting credit to additional paid in capital. The discount was being amortized over the term of the subordinated note, using the effective interest method. Amortization included in interest expense amounted to approximately $358,000, $195,000 and $195,000 for 1997, 1996 and 1995,
respectively.

  During 1997, Koret completed a restructuring of its senior debt. This restructuring included the repayment of the outstanding balances of Canadian term notes of approximately $3,671,000 and the subordinated note of $5,000,000 as well as the extension of the debt repayments. Additionally, certain terms of the associated

                         KORET, INC. AND SUBSIDIARIES

           November 30, 1997, December 1, 1996 and December 3, 1995

factoring agreement were modified (note 3). The Company recorded debt offering costs of $100,000 in connection with this restructuring. These costs are being amortized over the remaining term of the notes payable and are included in amortization expense. The unamortized original issue discount associated with the subordinated debt was written off in connection with this restructuring.

  The agreement for the term loan contains covenants requiring compliance with various financial ratios and restriction of dividend payments. Additionally, Koret has pledged substantially all of its assets as collateral under its revolving and term loan agreement.

(8) Business Acquisitions

  There were no acquisitions during the fiscal years ended November 30, 1997 and December 1, 1996. The following acquisitions were consummated during the fiscal year ended December 3, 1995.

    Mr. Jax Fashion, Inc.--In December 1994, Koret Canada acquired substantially all the outstanding common stock of Mr. Jax, a Canadian designer, manufacturer and distributor of high quality women's apparel, in exchange for CAD $9,240,000 (or approximately USD $6,745,000) which was financed through a term note (note 8). In addition, the Company assumed preexisting notes payable of approximately USD $6,523,000 to a bank and former shareholder. The balance of the notes payable to a bank was refinanced in January 1995 and repaid in September 1995 in connection with the sale of Mr. Jax' interest in certain real property. This acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to acquired assets and assumed liabilities and obligations based on their estimated fair value. No goodwill was recorded in connection with this transaction. The results of Mr. Jax' operations since December 2, 1994 have been included in the accompanying financial statements.

    New Campaign, Inc.--On March 31, 1995, Koret, through its newly formed subsidiary, New Campaign, Inc., acquired the net assets of Campaign, Inc. and all of the outstanding common stock of Pheasant Incorporated. These companies, which are located in Virginia, are jointly engaged in the manufacturing and distribution of high quality leather products and accessories under the names Polo/Ralph Lauren and Campaign (Polo and Ralph Lauren are trade names licensed for different products). The estimated fair value of the combined net assets of the acquired companies amounted to approximately $3 million. The purchase price consisted of approximately $3.6 million in cash (including other costs), various notes payable to the sellers totaling $8 million (note 7), and 58,824 shares with an estimated fair value of $8.50 per share of Koret, Inc. class A common stock.

  This acquisition has been accounted for as a purchase and, accordingly, the purchase price was allocated to acquired assets and assumed liabilities and obligations based on their estimated fair value. In connection with this acquisition, the Company recorded the excess of the purchase price over the fair value of the net identifiable assets acquired of $9,125,000 as goodwill. The results of Campaign's operations since February 1, 1995 (the effective date of the acquisition) have been included in the accompanying consolidated financial statements.

(9) Commitments and Contingencies

 (a) Leases

  Koret is obligated under both long-term capital and operating leases for facilities, office space and equipment.

                         KORET, INC. AND SUBSIDIARIES

           November 30, 1997, December 1, 1996 and December 3, 1995


  At November 30, 1997, obligations under non-cancelable, long-term leases are as follows (in thousands):

                                                               Type of lease
                                                             -----------------
                                                             Capital Operating
                                                             ------- ---------
      Fiscal year ending
        1998................................................  $150     4,802
        1999................................................   150     3,961
        2000................................................    12     3,070
        2001................................................   --      2,567
        2002................................................   --      2,368
        Thereafter..........................................   --      8,368
                                                              ----    ------
          Total minimum lease payments......................   312    25,136
                                                                      ======
      Amount representing interest..........................   (15)
                                                              ----
          Present value of net minimum capital lease
           payments (note 7)................................  $297
                                                              ====

  Certain leases include renewal options and/or contain rental escalation clauses tied to the consumer price index.

  Koret leases a distribution and warehouse facility in Chico, California. The lease, which commenced on June 1, 1988 and expires in May 1998, contains three 5-year renewal options. The Company has exercised the first 5-year renewal option. As of February 15, 1992, Koret entered into a seven-year operating lease for administrative office space in San Francisco. Under the terms of each of the leases noted above, no rent payments were required in the first year. Rent accrued in the first year is amortized over the remaining term of the lease. Additionally on June 6, 1996, Koret concluded a sale and leaseback of real property in Napa, California (note 5). This lease expires in May, 2011 and contains a 5-year renewal option. Under the terms of the lease, rent payments increase every 2.5 years by 7.5%. Total rental expense has been calculated on a straight-line basis and the difference between cash payments and the straight-line expense accrued as deferred rent. The unamortized deferred rent, included as part of other non-current liabilities in the accompanying consolidated balance sheets, was approximately $242,000 and $328,000 at November 30, 1997 and December 1, 1996, respectively.

  The original lessor of the distribution and warehouse facility provided financing of $1,200,000 for equipment installed in the facility. Interest, which accrues at a rate of 9.0% per annum, was paid monthly. Principal was payable in annual installments of $100,000 from June 1, 1993 through 1996, with the balance paid June 1, 1997. The outstanding balance was $800,000 at December 1, 1996 and is included in the accompanying consolidated balance sheets with obligations under capital leases (note 7).

  Rent expense on operating leases amounted to $5,485,000, $5,731,000 and $5,237,000 for the periods ended November 30, 1997, December 1, 1996 and December 3, 1995, respectively.

 (b) License Agreements

  Approximately 98% of the sales of Campaign (or about 11% of Koret's consolidated net sales) are conducted under license agreements permitting the sale of designated leather goods using the Polo/Ralph Lauren label. Required minimum future royalty and design fee payments are as follows:

             1998.......................... $1,335,600
             1999..........................  1,411,200
                                            ----------
                                            $2,746,800
                                            ==========

                         KORET, INC. AND SUBSIDIARIES

           November 30, 1997, December 1, 1996 and December 3, 1995


  The license agreement expires on December 31, 1999.

  Campaign is obligated to incur advertising costs based on a percentage of each year's budgeted net sales.

 (c) Employment and Consulting Agreements

  In connection with the acquisition of Campaign, the Company entered into employment and consulting agreements with the sellers. Such agreements were to extend through 1999 and provide for annual bonuses to be paid based upon attainment of certain annual and cumulative earnings levels defined in such agreements. Such bonuses, amounted to approximately $1,027,000, $354,000 and $1,000,000 for the periods ended November 30, 1997, December 1, 1996 and December 3, 1995, respectively.

  The employment agreement was terminated on December 15, 1997. The conditions of the termination require the Company to pay the seller two installments of $500,000 each during fiscal years 1999 and 2000. Such amounts have been discounted to $880,000 and accrued in the fiscal year 1997 financial statements. Additionally, the seller has agreed to return the 58,824 shares of Class A common stock for the same amount as previously issued, which was $500,000.

 (d) Guarantee

  Campaign is contingently liable as a guarantor on a mortgage payable to a local bank for facilities previously leased. The balance outstanding at November 30, 1997 was approximately $410,000.

  Campaign is contingently liable under a letter of credit to guarantee a $1,959,000 Industrial Development Revenue Bond from the Industrial Development Authority of the City of Norfolk, as well as an interest reserve of $49,914, in connection with facilities leased from a related party.

 (e) Letters of Credit

  Koret was contingently liable for undrawn letters of credit totaling approximately $16,167,000 at November 30, 1997.

 (f) Financial Instruments

  Campaign enters into foreign exchange forward options to manage exposure to currency fluctuations. These agreements qualify as designated hedges of obligations payable in foreign currencies. At November 30, 1997, Campaign had outstanding foreign exchange forward options to purchase or sell the equivalent of $1,825,000 currency principally denominated in British and Italian currencies. The contracts generally range from one month to eight months. Maturities which are consistent with the settlement dates of items being hedged extend through July 1998.

 (g) Litigation

  Koret is involved in certain legal matters, both insured and uninsured, which could have an effect on operations. In the opinion of management, after consultation with legal counsel, the outcome of these matters will not have a materially adverse effect on the financial position or the operations of Koret.

                         KORET, INC. AND SUBSIDIARIES

           November 30, 1997, December 1, 1996 and December 3, 1995


(10) Major Customer

  One customer accounted for 13%, 10% and 9% of the Company's gross sales in 1997, 1996 and 1995, respectively.

(11) Retirement and Savings Plans

  Koret has a defined contribution retirement plan containing a noncontributory profit sharing plan together with a 401(k) plan. Under the terms of the 401(k) plan, participating employees may make voluntary contributions of up to 10% of their earnings, not to exceed $9,500 per employee. On the first 5% of earnings contributed by an employee, Koret makes an additional contribution of 50% of the amount, with a maximum of $1,500 per employee. Contributions by the Company to these plans totaled approximately $747,000, $279,000 and $477,000 for the periods ended November 30, 1997,
December 1, 1996 and December 3, 1995, respectively.

  New Campaign, Inc. sponsors a profit-sharing plan covering all employees who have completed at least six months of service prior to the beginning of the plan year. Contributions to the plan are determined by the Board of Directors of New Campaign, Inc. Contributions for the fiscal years ended November 30, 1997, December 1, 1996 and December 3, 1995 amounted to approximately $135,000, $50,000 and $155,000, respectively.

  In accordance with applicable collective bargaining agreements, Koret makes contributions to jointly administered, multi-employer defined benefit pension plans on behalf of certain employees. Under the terms of its principal plan, Koret contributed approximately $757,000, $745,000 and $787,000 during the periods ended November 30, 1997, December 1, 1996 and December 3, 1995, respectively. Provisions of the Multi-employers Pension Plan Amendments Act of 1980 require participating employers to assume a proportionate share of multi-employer plan's unfunded vested benefits in the event of withdrawal from or termination of the plan. The plan administrator estimates that if Koret were to withdraw from the plan, its potential liability for unfunded plan benefits would be approximately $4,260,000 as of December 31, 1995, the date of the most recent actuarial valuation report.

(12) Related Party Transactions

  Certain suppliers of manufacturing services to Koret are controlled by a director/officer/shareholder of the Company. Management believes all transactions with these suppliers are carried out at terms similar to those arranged with other suppliers. During the fiscal years ended November 30, 1997, December 1, 1996 and December 3, 1995, Koret paid these suppliers approximately $2,054,000, $2,396,000 and $4,223,000, respectively. At November 30, 1997 and December 1, 1996 the balance due from these suppliers totaled $- 0- and $10,000, respectively. Koret leases office and warehouse space from a related party in Virginia, and expensed approximately $300,000, $300,000 and $250,000 for rent during 1997, 1996 and 1995, respectively.

(13) Postretirement Benefits

  The obligation recognized in connection with postretirement benefits, included as part of other noncurrent liabilities on the accompanying consolidated balance sheets, was $400,000 at November 30, 1997 and December 1, 1996.

  For measurement purposes, a 6% medical cost trend rate was assumed for the calculation of accumulated postretirement benefit obligation as of November 30, 1997. The medical cost trend rate has a significant effect

                         KORET, INC. AND SUBSIDIARIES

           November 30, 1997, December 1, 1996 and December 3, 1995

on the amounts reported. A discount rate of 7.5% was assumed in the present value calculation. By increasing the assumed medical cost trend rate by 1 percentage point in each year, the accumulated postretirement benefit obligation at November 30, 1997 would increase by approximately $34,000.

(14) Stockholders' Equity

 (a) Stock Options

  During 1988, Koret established a non-qualified stock option plan for certain officers and employees, which was amended in 1989. Koret has reserved 241,289 shares of Class A common stock for issuance upon exercise of options granted. As of November 30, 1997, 101,500 options were outstanding and exercisable at any time through April 30, 1998 for an exercise price of $1.00 per share. In 1992, the remaining 139,789 employee stock options were issued with an exercise price of $5.00 per share exercisable at any time through April 30, 1998. During 1997, 2,500 of these options were forfeited. No further options are available for future grant.

  During 1992, under a separate stock option agreement, an officer and director of the Company was granted options to purchase the 100,000 Class A common shares. The options have an exercise price of $1.00 per share with no expiration date. No options have been exercised.

  The weighted average exercise prices are $2.62 per share at November 30, 1997 and $2.64 per share at December 1, 1996 and December 3, 1995.

 (b) Warrants

  Common stock purchase warrants for 326,302 shares of Class A common stock were issued with an exercise price of $1.00 per share on November 26, 1986 which were due to expire on November 30, 1997. At November 30, 1997, 70,464 of these warrants expired and 255,838 warrants had been exercised.

  In connection with a subordinated credit agreement dated June 30, 1992, the Company issued warrants for the right to purchase, at an aggregate price of $550,099, a number of shares of the Company's Class B non-voting common stock (convertible to Class A common stock) to the subordinated lender in consideration for executing the financing agreement. Under the terms of the agreement, the warrants are exercisable at any time before June 30, 2000. The effective exercise price of the warrants at the date of grant was approximately $1.00 per share and is effectively adjusted downward each year beginning after June 30, 1994 until June 30, 1997. At November 30, 1997, the effective exercise price of the warrants was approximately $0.91 per share. No warrants were exercised as of November 30, 1997. The fair market value of the warrants at the date of issuance, as determined through an independent valuation, computed under the non-marketable minority interest basis, was determined to be $3,366,606. These Warrants contain certain "put" and "call" provisions whereby the warrantholder can, at any time after June 30, 1999, require the Company to repurchase all of the underlying warrant stock at the then fair market value; and the Company can, at any time, require the warrantholder to sell back to the Company all of the underlying warrant stock at the then fair market value.

 (c) Class C Special Common Stock

  On July 1, 1994, the Company issued 3,091,190 shares of Class C special common stock in a private placement for an aggregate price of $20 million. The Company used the proceeds from the private placement to repay both secured and subordinated debt.

                          KORET, INC. AND SUBSIDIARIES

                   Interim Consolidated Financial Statements
                                   Unaudited

                      August 30, 1998 and August 31, 1997

                          KORET, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      August 30, 1998 and August 31, 1997
                                   Unaudited
                      (in thousands except share amounts)

                            ASSETS                               1998     1997
                            ------                              -------  ------
Current assets:
  Cash and cash equivalents...................................  $ 1,733     969
  Due from factors, net.......................................    3,911     --
  Inventories.................................................   54,984  58,953
  Deferred income taxes.......................................    4,704   2,696
  Other current assets........................................    3,234   1,685
                                                                -------  ------
    Total current assets......................................   68,566  64,303
Property, plant and equipment, net............................    8,525   8,862
Deferred income taxes.........................................    1,825   2,740
Intangible assets and excess of purchase price over fair value of assets acquired, less accumulated amortization of $6,543
 and $5,760 in 1998 and 1997, respectively....................   10,811  11,594
Other assets..................................................      508     180
                                                                -------  ------
    Total assets..............................................  $90,235  87,679
                                                                =======  ======
             LIABILITIES AND STOCKHOLDERS' EQUITY
             ------------------------------------
Current liabilities:
  Bank overdraft..............................................    4,291   3,883
  Due to factors, net.........................................      --    3,063
  Current maturities of long-term debt........................    4,162   3,947
  Accounts payable............................................   14,118  12,641
  Accrued expenses............................................    3,757   2,307
  Accrued salaries, wages and employee benefits...............    3,980   2,762
  Income taxes payable........................................       20     590
                                                                -------  ------
    Total current liabilities.................................   30,328  29,193
Long-term debt................................................    7,651  14,300
Other non-current liabilities and deferred credits............    2,957   2,649
                                                                -------  ------
    Total liabilities.........................................   40,936  46,142
Stockholders' equity:
  Class A common stock, $.01 par value. Authorized 20,000,000 shares; 4,903,719 and 4,579,416 shares issued and
   outstanding in 1998 and 1997, respectively.................       49      46
  Class C special common stock, $1.00 par value. Authorized
   3,200,000 shares; 3,091,190 shares issued and outstanding
   in 1998 and 1997...........................................    3,091   3,091
  Additional paid-in capital..................................   20,830  20,788
  Retained earnings...........................................   26,395  18,133
  Foreign currency translation adjustment.....................   (1,066)   (521)
                                                                -------  ------
    Total stockholders' equity................................   49,299  41,537
Commitments and contingencies
    Total liabilities and stockholders' equity................  $90,235  87,679
                                                                =======  ======

    Unaudited--See accompanying notes to consolidated financial statements.

                          KORET, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             Nine months ended August 30, 1998 and August 31, 1997
                                   Unaudited
                                 (in thousands)

                                                                1998     1997
                                                              --------  -------
Net sales.................................................... $217,417  208,243
Cost of sales................................................  151,112  154,611
                                                              --------  -------
    Gross margin.............................................   66,305   53,632
Selling, general and administrative expenses.................   47,406   43,867
Amortization of intangible assets............................      561    1,195
                                                              --------  -------
    Operating income.........................................   18,338    8,570
Interest expense.............................................   (3,971)  (4,241)
Other expense, net...........................................     (580)     (44)
                                                              --------  -------
    Income before income taxes...............................   13,787    4,285
Provision for income taxes...................................    5,853    2,306
                                                              --------  -------
    Net income............................................... $  7,934    1,979
                                                              ========  =======




    Unaudited--See accompanying notes to consolidated financial statements.

                         KORET, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             Nine months ended August 30, 1998 and August 31, 1997
                                   Unaudited
                                (in thousands)

                                                               1998     1997
                                                              -------  -------
Cash flows from operating activities:
 Net income.................................................  $ 7,934    1,979
 Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
   Depreciation and amortization............................    2,552    3,017
   Amortization of discount on subordinated note............      --       358
   Net loss on disposal of equipment........................       72       23
   Deferred rent............................................      (47)     (65)
   Deferred gain............................................      (73)    (108)
   Changes in operating assets and liabilities:
     Receivables transferred to factors / trade accounts
      receivable, net.......................................   (1,875) (37,629)
     Inventories............................................    2,728  (18,046)
     Other current assets...................................   (1,889)     921
     Income taxes payable...................................   (1,381)     596
     Accounts payable.......................................   (1,956)  (1,757)
     Accrued expenses.......................................     (608)    (389)
                                                              -------  -------
      Net cash (used in) provided by operating activities...    5,457  (51,100)
                                                              -------  -------
Cash flows from investing activities:
 Proceeds from sale of property, plant and equipment........      412      --
 Proceeds from sale of Counterparts.........................    2,400      --
 Capital expenditures.......................................   (1,890)  (1,045)
                                                              -------  -------
      Net cash provided by (used in) investing activities...      922   (1,045)
                                                              -------  -------
Cash flows from financing activities:
 Net advances under factoring and line of credit
  agreements................................................  $ 1,192   56,361
 Principal payments on long-term debt and capital lease
  obligations...............................................   (6,072) (13,759)
 Borrowings under long-term debt agreement..................      --     8,830
 Change in bank overdraft...................................   (1,043)    (488)
 Exercise of stock options for Class A common stock.........       96      --
 Debt issuance costs........................................      --      (100)
 Redemption of common stock in connection with settlement...     (500)     --
                                                              -------  -------
      Net cash provided by (used in) financing activities...   (6,327)  50,844
Effect of exchange rate on changes in cash..................     (235)     (51)
                                                              -------  -------
      Net decrease in cash and cash equivalents.............     (183)  (1,352)
Cash and cash equivalents at beginning of period............    1,916    2,321
                                                              -------  -------
Cash and cash equivalents at end of period..................  $ 1,733      969
                                                              =======  =======
Supplemental disclosures of cash flow information:
 Net cash paid during period for:
   Interest.................................................  $ 3,971    4,088
                                                              =======  =======
   Income taxes.............................................  $ 7,234    1,710
                                                              =======  =======

Supplemental disclosures of noncash investing and financing activities:

  In December 1996, a capital lease obligation of $398 thousand was incurred when the Company entered into a lease for new equipment.

  In December 1997, a capital lease obligation of $624 thousand was incurred when the Companyentered into a lease for new equipment.

    Unaudited--See accompanying notes to consolidated financial statements.

                             KORET AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                       Nine months ended August 30, 1998
                                   Unaudited

                                 (in thousands)

                             Class A     Class C special                         Foreign
                          common stock    common stock     Additional           currency       Total
                          -------------- -----------------  paid-in   Retained translation stockholders'
                          Shares  Amount Shares   Amount    capital   earnings adjustment     equity
                          ------  ------ -------  -------- ---------- -------- ----------- -------------
Balances at November 30,
 1997...................  4,835    $48     3,091    $3,091   21,042    18,461      (702)      41,940
Net income..............    --     --        --        --       --      7,934       --         7,934
Issuance of common
 stock:
 Exercise of stock
  options...............    128      1       --        --       288       --        --           289
 Redemption of common
  stock in connection
  with settlement.......    (59)   --        --        --      (500)      --        --          (500)
Translation adjustment..    --     --        --        --       --        --       (364)        (364)
                          -----    ---   -------  --------   ------    ------    ------       ------
Balances at August 30,
 1998...................  4,904     49     3,091     3,091   20,830    26,395    (1,066)      49,299
                          =====    ===   =======  ========   ======    ======    ======       ======




           Unaudited--See accompanying notes to financial statements

                         KORET, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   Unaudited

                      August 30, 1998 and August 31, 1997

  It is the opinion of management that all adjustments necessary for a fair presentation of results for the interim periods have been reflected in the statements presented. Such adjustments were normal and recurring in nature.

  The consolidated financial statements include the accounts of Koret, Inc. ("the Company") and its wholly-owned subsidiaries, Koret of California, Inc., Counterparts Sportswear, Inc. ("Counterparts") , New Campaign, Inc. ("Campaign"), MJF Imports, West Coast Apparel, Inc. and West Coast Woollen Mills, Ltd., (hereinafter collectively referred to as "Koret"). All material inter-company transactions and accounts have been eliminated.

  Accounting policies have been continued without change and are described in the Summary of Significant Accounting Policies contained in the Company's 1997 financial statements. For additional information regarding the Company's financial condition, refer to the note accompanying the annual financial statements. Details in those notes have not changed significantly except as a result of normal transactions in the interim.

(a) Due from Factors, net

  Due from factors and trade accounts receivable consist of the following (in thousands):

                                                              1998     1997
                                                             -------  -------
      Receivables transferred to factors.................... $59,604  $63,999
      Advances from factors................................. (53,902) (64,362)
                                                             -------  -------
          Gross balance due from factors....................   5,702     (363)
      Trade accounts receivable.............................     396      445
      Allowance for discounts, returns and doubtful
       accounts.............................................  (2,187)  (3,145)
                                                             -------  -------
                                                             $ 3,911  $(3,063)
                                                             =======  =======

(b) Inventories

  The components of inventories are as follows (in thousands):

                                                                  1998    1997
                                                                 ------- -------
      Raw materials............................................  $ 3,240 $ 5,910
      Work-in-process..........................................    9,935  12,653
      Finished goods...........................................   41,809  40,390
                                                                 ------- -------
                                                                 $54,984 $58,953
                                                                 ======= =======

(c) Property, Plant and Equipment

  Property, plant and equipment consist of the following (in thousands):

                                                              1998     1997
                                                             -------  -------
      Land.................................................. $ 2,500  $ 2,819
      Buildings and leasehold improvements..................   8,925    8,570
      Machinery and equipment, including equipment under
       capital leases.......................................  14,703   13,814
      Construction in progress..............................     257       59
                                                             -------  -------
                                                              26,385   25,262
      Accumulated depreciation, including equipment under
       capital leases....................................... (17,860) (16,400)
                                                             -------  -------
                                                             $ 8,525  $ 8,862
                                                             =======  =======

                         KORET, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

(d) Sale of Counterparts

  As of March 13, 1998, Koret entered into an Agreement to sell all trademarks, trade names, designs, copyrights and other intellectual property of its wholly-owned subsidiary, Counterparts Sportswear, Inc. The Agreement, which was consummated on March 16, 1998, provides for the immediate transfer of all intellectual property, as well as the transfer of inventories as such inventories are shipped to customers during the transition period. In consideration, Koret received $2.4 million, as well as periodic payments during the transition period to cover the cost of the inventory shipped on behalf of the Purchaser and services performed on behalf of the Purchaser. Koret retains risk of ownership of existing inventory until it is shipped to the customer. During the transition period Koret continued to provide operational support to the Purchaser for a fee.

  Included in Other Current Assets as of August 30, 1998 is a receivable in the amount of approximately $3.4 million for goods and services provided by Koret during the transition period, which the Purchaser has failed to pay. On December 11, 1998 the Purchaser filed for relief under Chapter 11 in the United States Bankruptcy Court, Central District of California, Los Angeles Division. As of August 30, 1998, Koret has provided an allowance of approximately $1.8 million for the above $3.4 million. Koret is in the process of commencing legal action against several of the Purchaser's principals, however, at this time it is premature to predict what portion, if any, of the above $3.4 million will be recovered either in the bankruptcy, from the Purchaser's principals or from any other potential sources.

  Counterparts' net sales during the fiscal years ended November 30, 1997 and December 1, 1996 amounted to approximately $51.9 million and $57.1 million, respectively. Net sales for the nine months ended August 30, 1998 and August 31, 1997 of approximately $6.5 million and $35.6 million respectively, are included in the consolidated net sales shown on the accompanying consolidated statements of operations.

(e) Rescission of Stock Option Plan

  In June, 1998, Koret's Board of Directors adopted a new non-qualified stock option plan. On July 1, 1998, options allowing the purchase of 430,000 shares were granted pursuant to the plan. On November 23, 1998, Koret's Board of Directors cancelled and rescinded the 1998 Stock Option Plan retroactively to the date of its adoption. Also, on November 23, 1998, the holders of all options issued under the 1998 Stock Option Plan consented to the cancellation of the options issued to them.